MASTER SERVICES AGREEMENT

This Master Services Agreement (the "Agreement"), is entered into as of April 1 2004, by and between Optionable, Inc., a Delaware corporation ("OPEX"), and Capital Energy Services LLC, a Limited Liability Company organized under the laws of New York ("CES").

WHEREAS, OPEX owns and operates an Over-the-Counter ("OTC") derivatives brokerage business;

WHEREAS, CES operates a Natural Gas and Crude Oil brokerage business on the floor of the New York Mercantile Exchange (the "Floor Brokerage Business");

WHEREAS, OPEX wishes to provide certain fixed fees, variable fees and support services to CES in exchange for a share in the revenues generated by CES's Floor Brokerage Business;

WHEREAS, OPEX wishes to hire a Consultant from CES for a fixed fee.

WHEREAS, the parties wish to set forth the terms and conditions of their agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Consultant: CES will provide one full-time senior level OTC Brokerage and Management Consultant (the "Consultant") to be stationed on-site at OPEX's offices, according to the terms set forth in the Consulting Agreement, attached hereto as Exhibit A;

2. Floor Brokerage Services: CES and OPEX agree to enter into an arrangement whereby OPEX will provide fixed fees, variable fees and operational support to CES for their Floor Brokerage Business in return for a share in the revenue generated by the Floor Brokerage Business according to the following terms:

   a. Fixed Fee. OPEX will pay CES a minimum fixed fee in the amount of $50,000, payable in bi-monthly installments of $2,083.33.

   b. Support Services. OPEX will provide CES with certain supporting services as set forth in the OPEX/CES Support Services Schedule, attached hereto as Exhibit B.

   c. Floor Brokerage Expenses. OPEX will pay for all expenses directly related to the Floor Brokerage Business, which are specified in the Floor Brokerage Expense List attached hereto as Exhibit C (the "Floor Brokerage Expenses"). The Floor Brokerage Expense List contains a description of the types of expenses that can be expected from the operations of the Floor Brokerage Business. However, the specific costs of these expenses will vary and CES will provide OPEX with a

detailed statement of these expenses every month or from time to time as OPEX requests them. Furthermore, OPEX may, from time to time request that CES provide further clarification on and/or proof of such expenses and CES will be expected to retain sufficient records to provide such proof. The Floor Brokerage Expense List is representative of the types of expenses that may be attributed to the Floor Brokerage Business, however, this list may not be all inclusive and any expenses included on a Monthly Statement, but included on this list will be deemed as accepted, for the period in which they were included, unless objected to in writing by OPEX.

d. Monthly Payments. Beginning on the fist month following the month of this Agreement, no later than the 20th of the month, CES will pay OPEX an amount equal to X minus Y. Where X is the gross receipts of the Floor Brokerage Business for the prior month, where such receipts represent payments for services rendered in any month following the date of this Agreement and Y is the Floor Brokerage Expenses for the prior month minus the amount paid for that month in the Fixed Fee (the "OPEX Monthly Payment"). The OPEX Monthly Payment will be sent with a statement detailing the gross receipts and Floor Brokerage Expenses for that period (the "Monthly Statement"). In the event that X minus Y is a negative number, then the Monthly Statement will show a debit and CES will include an invoice for the debit to be paid by OPEX within 15 days of receiving the Monthly Statement. In the event that OPEX believes that there is an error in the Monthly Statement, OPEX may request that CES provide proof further evidence to support the information set forth in the Monthly Statement.

e. Deferred Payment. In additional consideration for the forfeit of all future gross receipts of the Floor Brokerage Business, OPEX will pay CES an additional payment of $1,525,000 payable on the first to occur of:

   i. The 10 year anniversary of this agreement; OPEX will pay CES $1,525,000 in lawful money of the United States and in immediately available funds, without deduction, set-off, withholding or counterclaim.

   ii. Following a first financing through the sale Borrower's stock in a Private Placement Memorandum, the Borrower secures additional financing of at least one million ($1,000,000) dollars (the "Capital Raise"), then;

      1. Within 30 days, OPEX will pay CES in cash, an amount equal to at least 10.67% of the amount of the Capital Raise, provided however, that such payment will not exceed $762,500; and

      2 OPEX will issue to CES a promissory note, the form of which is attached hereto as Exhibit D, for an amount equal to X minus Y, where X is $1,525,000 and Y is the amount paid in section 3(a)(i) (the "Promissory Note"). The Promissory Note will accrue interest

at a rate of 12% annually. The outstanding principal amount and accrued interest amount of the Promissory Note shall be due and payable on the 10 year anniversary of this agreement. All payments by Borrower under this Agreement or the Promissory Note shall be made in lawful money of the United States and in immediately available funds, without deduction, set-off, withholding or counterclaim.

3. Customer List. CES will share its customer list with OPEX and OPEX may contact the customers of CES directly in order to offer those customers OPEX services. Furthermore, OPEX may refer their customers to CES in order to offer those customers services through CES.

4. Representations and Warranties

a. CES hereby represents and warrants that:

i. it has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

ii. this Agreement has been duly executed and delivered by CES and constitutes the legal, valid and binding obligation of CES, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether in equity or at law).

b. OPEX hereby represents and warrants that:

i. it has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

ii. this Agreement has been duly executed and delivered by OPEX and constitutes the legal, valid and binding obligation of OPEX, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether in equity or at law).

5. Termination

a. This Agreement shall automatically terminate upon the earlier of (i) 30 days following OPEX informing CES that they wish to terminate the Agreement or (ii) 30 days following CES informing OPEX that they wish to close their Floor

Brokerage Business provided that (1) CES closes their Floor Brokerage Business within 30 days of such notice and (2) OPEX is given the option to purchase the assets of the Floor Brokerage Business within the same 30 day period.

b. Within 15 days of a termination of this Agreement, CES will provide OPEX with (i) a final Monthly Statement and (ii) a complete list of any outstanding accounts receivable for services rendered up to and including the date of termination along with an assignment of rights to collect those accounts receivable.

c. The terms and obligations of the Consulting Agreement may survive the termination of this Agreement according to the terms set forth therein.

d. Termination of this Agreement does not affect a party's accrued rights and obligations at the date of termination.

6. Miscellaneous

a. The provisions of the Broker Agreement regarding Limitation of Liability; Indemnity; Notices; Force Majeure; Waiver; Assignment; Governing Law; Dispute Resolution; Headings; Severability; and Counterparts apply to and are incorporated by reference into this Agreement *mutatis mutandis*.

b. Neither party shall make any disclosure relating to this Agreement or its terms (collectively, "Confidential Information") to a third party (other than the party's employees, agents, affiliates, accountants or professional advisors who have a need to know such information and have agreed to keep such terms confidential) without the prior approval of the other party, except (i) as may be required by law or otherwise in connection with discussions with regulators or other governmental authorities, including any regulated exchange, or (ii) at such time as such Confidential Information becomes known by the general public (or generally known within the financial services, trading or commodity markets communities) other than through violation of this paragraph.

c. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the parties, and no provision of this Agreement may be waived except in a writing signed by the relevant party.

d. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

[Signatures appear on the following page]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

OPTIONABLE, INC.

By: ______________________

Name: Mark Nordlicht

Title: Chairman

CAPITAL ENERGY SERVICES, LLC

By: ______________________

Name: KEVIN P. CASSIDY

Title: MANAGING DIRECTOR

Exhibit A

Consulting Agreement

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated as of April 1, 2004 ("Agreement") between **Optionable, Inc.**, a corporation ("Company") and **Kevin P. Cassidy**, of **Capital Energy Services LLC**, a limited liability corporation ("Consultant").

W I T N E S S E T H:

WHEREAS, Company wishes to hire Consultant as a management consultant and manager of the Company's Brokerage operations; Company wishes that Consultant accepts such a position; and Consultant wishes to work in such position;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Engagement. Company agrees to engage Consultant and Consultant accepts such engagement with Company, on the terms and conditions set forth in this Agreement.

2. Term of Engagement. Consultant's engagement under this Agreement shall be for a term of five (5) years commencing on the date first above written and ending April 1, 2009 (the "Term of Engagement") unless terminated earlier as provided in Section 6. Upon expiration of the Term, if the parties have not agreed in writing to renewal or modification of this Agreement, it shall terminate.

3. Duties During Engagement. Consultant shall be engaged by Company during the Term of Engagement as a management consultant and manager of marketing.

In carrying out his duties under this Agreement, Consultant shall have such powers and duties required to carry out his role as a management consultant and Director of Brokerage Operations, including but not limited to:

(a) Managing and overseeing the brokerage operations of the Company; including management and oversight of employees of the Company.

(b) Managing and overseeing the marketing operations of the Company; including management and oversight of employees of the Company.

(c) Participating in senior level management and directors meetings with officers and directors of the Company.

Consultant agrees that he shall devote no less than eighty (80%) percent of his working time to the affairs of Company. However, it is expressly acknowledged that, subject to the preceding sentence, Consultant shall be permitted to continue to be active in and pursue other business activities (now existing and future ones) provided, that while engaged by Company he shall not engage in any other "Over-the-Counter" ("OTC") business other than Company's. Moreover, Consultant, subject to the first sentence of this paragraph, may engage in personal activities of a civic, charitable or educational nature and may manage his personal investments.

4. Place of Performance.

Consultant's place of engagement shall be Briarcliff Manor, New York ("Place of Performance") and shall not be changed without Consultant's written permission.

5. Compensation.

(a) Consultant's compensation during the Term of Engagement shall be $215,000 per annum (gross) commencing on the date first above written, payable in bi-monthly installments of $ 8958.33 ("Compensation Rate").

(b) Consultant shall be entitled to paid annual vacation, personal leave and holidays during each calendar year during his engagement in accordance with the policies of employees of the Company.

(c) Company will advance to or reimburse Consultant for all reasonable travel and entertainment and other reasonable expenses incurred by the Consultant in connection with the performance of his services under this Agreement upon submission of receipts in accordance with Company's customary policy. Company agrees that Consultant's travel may be in the case of air travel by first class and in the case of a car travel, by executive limousine and that such travel will be considered by the Company to be a reasonable expense.

(d) Company will advance to or reimburse Consultant for the cost of health insurance, for the duration of the Consultant's engagement with the Company, provided that Consultant submit to Company a copy of their invoice for such coverage upon request.

(e) For the duration of the Consultant's engagement with the Company, the Company will advance to or reimburse Consultant for the annual or monthly premium amount paid for Consultant's life insurance policy of 1(one) million dollars where the beneficiary is the Consultant's estate (immediate family), provided that the Consultant submits to Company a copy of the invoice for such coverage upon request.

6. Early Termination. This Agreement may be terminated by either party before the expiration of the Term of Engagement upon the terms and conditions set forth in this Section 6.

(a) If Consultant terminates his engagement under this Agreement without Good Reason or if Company terminates his engagement for Cause, Company shall have no financial obligation to Consultant except to pay his Compensation Rate through the date of termination. Company shall give Consultant written notice of a termination for Cause, and Consultant shall give written notice to Company of a termination by him for Good Reason. For purposes of this Agreement "Cause" shall mean (i) the Consultant's willful misconduct in the performance of his duties hereunder, provided that Company shall have given written notice of such willful misconduct to Consultant and Consultant shall not have substantially cured such willful misconduct within fifteen (15) days after his receipt of such notice; (ii) a non-appealable conviction of a felony in the conduct of the business of Company; or (iii) issuance of a final consent decree, cease-and-desist or similar order against Consultant prohibiting Consultant from engaging in the securities and/or commodities business. For purposes of this Agreement "Good

Reason" shall mean the occurrence of any of the following: (A) Company shall have materially defaulted in its obligations hereunder; (B) a material diminution in Consultant's authority, or responsibilities, or (C) a change in Consultant's Place of Performance without Consultant's consent.

(b) Company may terminate this Agreement without Cause, or Consultant may terminates this Agreement without Good Reason, provided that both Company and Consultant agree to such termination in writing.

(c) If Consultant becomes incapable by reason of death or Disability of performing his duties under this Agreement, Company will pay to him, or to a person duly authorized to act on his behalf or to his estate, an amount in lump sum that shall be the sum of (i) any unpaid Compensation Rate accrued to the date of termination. Payment of such amount shall satisfy all obligations of Company to Consultant under this Agreement, but Consultant's engagement hereunder shall continue for the duration of the condition that occasioned the Disability, after which his engagement for all purposes shall cease. For purposes of this Agreement "Disability" shall mean the inability of Consultant, by reason of physical or mental illness or injury, to substantially perform his duties hereunder for a period of time exceeding 180 days in the aggregate during any period of twelve consecutive months. Company shall give Consultant or a person duly authorized to act on his behalf written notice of a termination based on Disability.

(d) Consultant shall have no duty to mitigate with respect to any payments due pursuant to this Section 6 by seeking or accepting other engagement. Moreover, should Consultant seek and accept other engagement no monies payable to Consultant by a subsequent Company shall be used as an offset to any monies owed under this Agreement to the Consultant by Company.

7. Post Engagement Restrictions. Regardless of the reason for the termination of Consultant's engagement with Company, Company acknowledges that there are no restrictions on Consultant's post-engagement activities, except as follows: Consultant covenants and agrees that for a period of nine (9) months after his engagement terminates for reasons other than the expiration of the Term of Engagement (the "Non-compete Period"), Consultant will not engage in an electronic OTC business in competition with Company.

8. Governing Law. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York and any disputes arising hereunder must be brought in the City of New York, State of New York.

9. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed effective when delivered in person, by facsimile transmission and overnight mail service or by certified U.S. mail, addressed, in the case of Consultant, to him at his residential address as reflected in the Company's personnel records or, in the case of Company, to 555 Pleasantville Road, South Building, Suite 110, Briarcliff Manor, NY 10510, or to such other address as Consultant or Company may designate in writing to the other party.

10. Staffing

Consultant shall have the power and authority to request additional staff should he determine that such additional staff would be useful to Company.

11. Miscellaneous.

(a) This Agreement contains the entire understanding between the parties and supersedes all other oral and written agreements between them. This Agreement may be amended only by a subsequent written agreement signed by Consultant and Company.

(b) No waiver by either party of or failure to assert any provision or condition of this Agreement by him or it to be performed or right to be exercised shall be deemed a waiver of such or similar or dissimilar provisions and conditions or rights at the same time or any prior or subsequent time.

(c) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representations. In no event may Consultant assign any rights or duties under this Agreement and in no event may Company assign any rights or duties under this Agreement without the written authorization of Consultant, provided, however, that Company may assign its rights under this Agreement in connection with any merger, consolidation or sale of substantially all of its assets.

(d) No provision of this Agreement is to be interpreted for or against any party because that party or party's legal representatives drafted it.

(e) Company shall indemnify Consultant against any liability, loss or expense, including reasonable attorneys' fees ("Loss") (Consultant shall have the right to choose such attorneys subject to the approval of Company which shall not be unreasonably withheld) incurred by him, as a result of any claim relating to or arising out of the performance of duties pursuant to this Agreement, provided ,however, that if it is determined that the Loss arose as a result of Consultant's willful misconduct or gross negligence, then Consultant shall not be entitled to indemnification for such Loss and Consultant shall be required to promptly return to Company any amounts paid by Company pursuant to this Section 12(e).

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

Optionable, Inc.

By ______________________
Name: Mark Nordlicht
Title: Chairman

Capital Energy Services, LLC

By ______________________
Name: Kevin P. Cassidy
Title: Managing Director

Kevin P. Cassidy

____

Exhibit B

OPEX/CES Support Services Schedule

1. Floor Operational Support Services including personnel.
2. Billing, accounting and bookkeeping services.
3. Office space, mailbox and filing services.
4. Telecommunications services.

Exhibit C

Floor Brokerage Expense List

The following expenses are representative of the types of expenses that may be attributed to the Floor Brokerage Business, however, this list may not be all inclusive and any expenses included on a Monthly Statement, but included on this list will be deemed as accepted, for the period in which they were included, unless objected to in writing by OPEX.

	Description	**Estimated Cost** (where available)
1	Floor Broker Compensation	$80,625 annually
2	Floor Broker Bonus	Discretionary based on performance, but not to exceed 50% of total revenues.
3	NYMEX Seat Lease	
4	Telecommunications	
5	Data fees	
6	Clearing fees	
7	Accounting	
8	Screen Clerk Service	
9	Consulting Services	
10	Dues and Subscriptions	
11	Entertainment	
12	Travel	
13	Meals	
14	NYMEX fees	
15	Booth Rental	
16	Health Insurance	
17	Other Insurance	

Exhibit D

Form of Promissory Note

PROMISSORY NOTE

$[amount]

[date]
Briarcliff Manor, New York

FOR VALUE RECEIVED, OPTIONABLE, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of CAPITAL ENERGY SERVICES LLC (the "Lender") at the office of the Lender located at ____________________ ____________, or at such other places as the holder hereof may from time to time designate in writing, the principal sum of ____________ Dollars ($______________), together with interest, compounded annually, at a fixed rate of 12%. This Note shall be due and payable, together with accrued but unpaid interest hereon, on April 1, 2014 or as otherwise agreed to in writing by the Borrower and Lender.

This Note has been executed and delivered pursuant to the Master Services Agreement dated as of April 1, 2004 (the "Agreement") between the Borrower and the Lender. Reference is made to the Agreement for a description of additional rights of the Lender and duties of the Borrower hereunder and said Agreement is incorporated by reference herein as if set forth in full herein. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement.

All payments shall be applied, on a *pro rata* basis to the outstanding balance, first to interest and then to the unpaid principal of this Note. Borrower may prepay this Note in whole or in part at any time without penalty.

Borrower waives diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and agrees that the time for payment of this Note may be extended at Lender's sole discretion, without impairing its liability thereon. Any delay on the part of the Lender in exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of any subsequent default.

This Note shall bind the successors and assigns of the Borrower and shall inure to the benefit of the Lender, its successors and assigns.

This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the laws, rules or principles of such State, regarding conflicts of laws.

OPTIONABLE, INC.

By: ______________________________

Name:

Title:

SCHEDULE I

Advances and Payments of Principal and Interest pursuant to a Promissory Note dated April 1, 2004, between Optionable, Inc. and Capital Energy Services LLC.

Date	Amount of Advance Made This Date ($)	Interest Rate	Amount of Principal Prepaid ($)	Principal Balance Remaining Unpaid ($)	Amount of Interest Paid This Date ($)